Exhibit 99.2
Big Lots
Q4 2019 Earnings Conference Call
February 27, 2020

Presenters
Andy Regrut, Vice President of Investor Relations
Bruce Thorn, President and CEO
Lisa Bachmann, EVP, Chief Merchandising and Operating Officer
Jonathan Ramsden, EVP, Chief Financial, and Administrative Officer
Q&A Participants
Paul Trussle, Deutsche Bank
Joseph Feldman, Telsey Advisory Group
Karen Short, Barclay
Anthony Chukumba, Loop Capital Markets
Brad Thomas, Keybanc Capital Markets
Peter Keith, Piper Sandler
Jason Haas, Bank of America

Operator
Ladies and gentlemen, welcome to the Big Lots Fourth Quarter Conference Call. Currently all lines are on a listen-only mode. A brief question and answer portion will follow the prepared remarks. If you require operator assistance, please press star zero on your telephone keypad. As a reminder, this conference is being recorded. At this time, I would like to introduce today's first speaker, Andy Regrut, Vice President of Investor Relations.

Andy Regrut
Good afternoon. Thank you for joining us for our Fourth Quarter Conference Call. With me here today in Columbus are Bruce Thorn, our President and CEO, Lisa Bachmann, Executive Vice President and Chief Merchandising and Operating Officer, and Jonathan Ramsden, Executive Vice President, Chief Financial, and Administrative Officer.  Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties, and are subject to our Safe Harbor provisions as stated in our Press Release and our SEC filings, and that actual results could differ materially from those described in our forward-looking statements. All commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted results are available in today's Press Release.

This afternoon, Bruce will start the call with a few opening comments. Lisa will discuss Q4 results from a merchandising perspective, Jonathan will review the financial highlights from the fourth quarter and the outlook for fiscal 2020, and Bruce will complete our prepared remarks before taking your questions. I will now turn the call over to Bruce.

Bruce Thorn

InComm Conferencing	Page 1 of 21	www.incommconferencing.com

Thank you, Andy, and good afternoon, everyone. Our fourth quarter was a hard fought one, with sales coming in below expectations as comps declined compared to our outlook of a slightly positive increase. After running well ahead of plan in November with Christmas trees, holiday decor, and lights performing well, sales slowed the week of Cyber Monday as customers, confronted with fewer shopping days between Thanksgiving and Christmas, turned to the convenience of online shopping more than ever, as we saw in our own burgeoning ecomm business.

Our usual brick-and-mortar rally the last 10 days leading into Christmas didn't materialize, even with strong price cuts and promotional support. It caused us to be more promotional for the balance of the quarter. These incremental promotions weighed on gross margins, and we're exacerbated by adverse shrink results, as we did our first tranche of annual physical inventories in January. Jonathan will speak to this in a moment. The gross margin rate pressure was significantly offset by continued strong expense management, and favorability in the tax rate.

The overall result was that EPS came in a penny short of our guidance range from the beginning of the quarter. While we are not happy with this outcome, it is worth noting that for the full year, we delivered a positive comp, and ended the year with significantly reduced debt levels and well-controlled inventories. In addition, we positioned the company for future growth by enhancing our digital capabilities with BOPIS, successfully launching the Broyhill brand, expanding the footprint of our fleet with new high-volume stores, and investing in marketing to drive traffic and build brand awareness. Before we jump into our growth plans for 2020, I want to address two matters.

First, as we continue to move forward with our Operation North Star strategic transformation, we are evolving our approach as we focus on investing in areas that will drive the highest return for our shareholders. Based on some recent softness in sales trends for our Store of the Future program, we have made a strategic decision to slow our rollout. We will focus conversions on markets where we expect to receive the strongest returns, while we prioritize investment in other high-return growth initiatives under Operation North Star.

To be clear, our Store of the Future stores continue to outperform our legacy stores. However, we now have a larger base of converted stores and better visibility into performance after we have gone through the high-volume fourth quarter, and at the same time, we have begun rolling out other high-growth initiatives. We believe it is prudent to assess results of these various initiatives and refine the components of the conversions. We remain confident that the initiatives that we are rolling out under Operation North Star fit well with Store of the Future, and we are focused on evolving and optimizing it as an ongoing growth vehicle.

Second, the guidance we are providing for fiscal 2020 includes the estimated Q1 sales impact of supply chain disruption we expect to be caused by the coronavirus. Beyond this impact, the first quarter's off to a slow start, and is further impacted by upfront investments in growth initiatives that will primarily benefit us in the second quarter and beyond. We remain confident

InComm Conferencing	Page 2 of 21	www.incommconferencing.com

that we will see a sequential acceleration in sales through the year as these initiatives roll out. Our full-year guidance does not incorporate any impact from the coronavirus beyond the first quarter, given we are not able to reasonably estimate longer term impact at this point.

Turning to the progress being made under Operation North Star. As you know, we first outlined this transformational roadmap one year ago, and despite a challenging fourth quarter and a slow start to 2020, we continue to see positive results. We expect the progress on our strategic transformation will become increasingly evident as we move through the year. As you will recall, Operation North Star encompasses three discreet elements; driving top line growth through multiple tested and proven initiatives, funding the journey through significant expense reductions, and ensuring we have the systems, team, and infrastructure in place to be a high-performing organization.

Starting with growth, we expect top line improvement during 2020 from the following initiatives. First, at the end of the first quarter and into Q2, we will complete the launch of the Broyhill brand across our entire chain. As a reminder, we acquired all Broyhill intellectual property, including exclusive rights in tech and design specifications in late 2018. Broyhill positions nicely into our strategy to grow all things home, with special emphasis on our better and best offerings in indoor and outdoor furniture, and soft and hard home. Broyhill enhances our value proposition, elevates our quality perception, and increases the surprise and delight factor in our stores.

The early reads on Broyhill have been very encouraging, with season to-date sales running ahead of our estimates, with some areas of particularly strong performance, including sofas and loveseats, which are 50% over plan. Furniture represents the majority of the sales activity thus far, and we have major resets of product going to stores in a few weeks that will include top of bed, sheets, soft window, patio, and area rugs, and bath and decor items.

Check-in, by mid-year, we will have completed a chain-wide rollout of our pantry optimization initiative, which we formally refer to as traffic drivers. This initiative reconfigures our food and consumable assortments to strike the right balance between surprise and delight values, from closeouts and consistent brand name never-outs. We expect to insert or perhaps reinsert Big Lots into her everyday shopping trip by offering her even more items on her list at our stores.

As we detailed on our call in December, the product mix rebalancing involves moving footage from food staple items to food entertainment and consumables, and will include replacing our current coolers with a smaller end cap cooler, which will allow us to maintain SNAP and EBT eligibility, while redeploying space to more productive categories. Based on our trials, we expect this initiative to drive around a 1% total store comp lift on an annualized basis.

In late April, we will start our rollout of The Lot and queue line initiatives to all existing Store of the Future locations. These programs will also be included in all new store openings, and Store of the Future conversions throughout the year, which will be approximately 80 stores, plus 100

InComm Conferencing	Page 3 of 21	www.incommconferencing.com

or more additional unconverted stores. This will mean we will have these programs in around half of our locations heading into Q4. As a reminder, our test stores with The Lot have been experiencing a 1-2% total comp lift, which represents a strong return on a modest investment in new fixturing, signage, and product. In addition, we've seen equally encouraging results from our tests of queue lines, where we reconfigured and streamlined our checkout process, adding new impulse items to add to the basket as customers approach the register. Again, we expect this program to drive comps with only a modest investment in fixturing, signage, and product.

Alongside these in-store programs, we expect continued strong growth in our ecomm channel. We're moving toward a mindset of grow, grow, grow. In 2019, we more than doubled our digital business. It now has nearly 2% of sales, and we've identified a roadmap to improve the overall experience, and grow the business by leveraging existing infrastructure. BOPIS, that is buy online pick up in store, has been an excellent way for us to capitalize on strong growth in online traffic. And as we look forward, we see additional growth opportunities from the digital omni experience, including expanding assortments and extended aisle offerings, adding more payment options and improving the overall experience. We believe ecomm is a major opportunity for growth in the future.

As I mentioned a moment ago, in the first quarter, we will be making up for investments in these growth initiatives, which will result in expense deleverage. However, we expect comps to accelerate throughout 2020 as the initiatives are rolled out, and that we will begin to leverage expenses as that occurs. Turning to fund the journey, we have continued to make excellent progress on taking costs out of the business, and more broadly, creating a culture of frugality, with a focus on cost management and operating efficiency.

In 2020, this will include optimizing store labor with new tools to schedule associates during peak selling periods, reducing in-store markdowns in ways with new disciplines around food rotation and processing customer returns, as well as improving shrink with renewed asset protection initiatives, including new product tagging and fixturing. We're also lowering our indirect spend with detailed reviews of all line items of expense and partnering with key suppliers to reduce costs and improve margin. A year ago, we communicated a $100 million cost reduction target over a three-year period. As we communicated last December, we expect to be above that figure by the end of 2020. As a reminder, these savings include both gross margin and opex components, and portions are being invested back into the business.

Finally, in terms of enabling our organization to succeed, we have taken important strides in 2019 and will continue these in 2020. Executing a strategic transformation starts with the leadership of the company. We've added muscle to the organization including new roles and talent, simplified our organizational structure, and increased communication and transparency. We have a healthy balance of fresh perspectives and institutional knowledge, and we're creating a performance-based culture to drive results and increase accountability.

InComm Conferencing	Page 4 of 21	www.incommconferencing.com

In light of some of the factors mentioned earlier in my comments, we have decided to postpone our forthcoming Investor Day. We believe it will be more beneficial to shareholders and investors to hold this event when we have greater visibility than at the present. And when we will be able to provide more insight into the results of our newer growth initiatives. With that, I will hand it over to Lisa, and return to make some additional comments later.

Lisa Bachmann
Thank you, and good afternoon, everyone. As Bruce noted, sales finished Q4 below expectations, with comps declining 0.9%. From a merchandise category perspective, furniture was the top performer comping up low double digits, which is on top of a 9% increase last year, with notable strength in mattresses, upholstery, and case goods. Our mattress business continues to produce very strong results driven by Sealy, which has stepped up newness in our better and best offering. Upholstery was also strong, benefiting from our introduction of Broyhill, and from motion sets in our core offering, while case goods was driven by master bedroom and fireplaces.

Our two financing options for in-store purchases remain very popular and continue to perform very well. Easy leasing, the lease-to-purchase program offered through Progressive, grew in Q4 with penetration of furniture sales in the low 20% range once again this quarter. And the Big Lots credit card had another very good quarter, with significant growth not only in furniture transactions, but across other categories in the store. Soft home was up slightly in Q4, with good results in storage, home decor, fashion bedding, and bath, driven by newness in assortments and in-store presentations, which emphasize holiday collections across many categories, and productivity improvements, partially offset by declines in other departments.

Food and consumables were each down to LY, with food experiencing good results in giftables and DSD product, offset by planned declines from reduced space in dry grocery and sales weaknesses in cookies and beverages, primarily coffee. Similarly, consumables have pockets of strength in businesses like housekeeping that were offset by declines in other departments, particular areas like hair care that were up against strong closeouts from last year. Seasonal was planned down for the quarter, anticipating the shorter holiday season.

As Bruce noted in our opening comments, after a strong start in November, sales slowed the week of Cyber Monday, and many Christmas-related purchases were delayed until after the holiday when the product was on a markdown cadence. The early reads on our outdoor living-related assortments have been encouraging, but it is very early in the lawn and garden season. And finally, hard home, electronics, toys, and accessories, were down in Q4 once again, reflecting the strategic decision to move space to other categories.

Before handing the call over, I want to take a moment to thank our team for the efforts and support of Operation North Star. Throughout 2019, the team spent countless hours developing, testing, and rolling out initiatives to grow the business, fund the journey, and improve core processes. I truly appreciate their dedication and continued passion to execute the strategies in

InComm Conferencing	Page 5 of 21	www.incommconferencing.com

the year to come. I'll now turn the call over to Jonathan for insight on the numbers in our guidance for 2020.

Jonathan Ramsden
Thanks, Lisa, and I would like to echo your thanks to the entire team here at Big Lots. I'm going to start with some comments on Q4 in 2019, and then provide some more color on our outlook for 2020.

Net sales for the fourth quarter of fiscal 2019 were $1.607 billion, compared to $1.599 billion we reported last year. With the increase resulting from sales growth in high-volume, new, and relocated stores, not included in the comp base, and a slightly higher store count year-over-year, partially offset by the comparable sales decline of 0.9%. In terms of cadence for the quarter, the absolute comps are distorted by the calendar shift, the sales ran well ahead of plan in November before missing plans significantly in December and being roughly in line for January. The December miss was predominantly in the final 10 days leading up to Christmas, where we did not see the store traffic we expected.

Net income for the fourth quarter was $93.8 million, or $2.39 per diluted share, which compares to our previously communicated guidance of $2.40 to $2.55 per share, and to last year's fourth quarter adjusted net income of 108 million, or $2.68 per diluted share. The gross margin rate for Q4 was 39.5%, down 170 basis points from last year's fourth quarter rate, a result of higher markdowns from promotional selling and an increase in shrink expense.

The higher shrink expense arose as we began our annual physical inventory cycle in January and was not anticipated when we gave our guidance in early December. It contributed approximately 30 basis points to the gross margin rate erosion, and we believe stemmed from a transition in the store labor model we made during 2019 as part of our Fund the journey efforts. With that transition now behind us, we are making the reversal of this trend a key priority for our stores and asset protection teams. The remainder of the gross margin rate erosion came from additional markdowns and promotions, which, as Bruce referenced, were more intense than we anticipated at the beginning of the quarter.

Total expense dollars for the quarter were $508 million, down from the $511 million we reported for the same period last year. The expense rate for Q4 was 31.6%, a 30-basis-point improvement versus last year. This was an excellent result given some of the expense headwinds we were up against in the quarter, including costs associated with our California DC transition and the partial restoration of bonus accruals.

Expense leverage resulted primarily from lower store payroll and corporate headquarters expense. Interest expense for the quarter was $3.2 million, flat with last year, and the income tax rate in Q4 was 23.2% compared to last year's rate of 24.9%, resulting from favorable state settlements and hiring-based credits, partially offset by higher non-deductible executive compensation.

InComm Conferencing	Page 6 of 21	www.incommconferencing.com

Moving onto the balance sheet, inventory ended the fourth quarter of fiscal 2019 at $921 million, a 5% decline compared to $970 million last year, when inventory levels were somewhat elevated as a result of tariff mitigation activities. Excluding in-transit effects, inventory on hand was in line with expectations at the beginning of the quarter.

During Q4, we opened four stores and closed 18, leaving us with 1,404 stores, and total selling square footage of 31.7 million. For the year, we opened 54 stores, with the majority continuing to be relocations into larger boxes within the same market, allowing us to support the bigger, bulkier assortments in their merchandise categories of furniture and seasonal. We also closed 51 locations during fiscal 2019 for a net increase of three stores, our first year of net positive store growth since 2012. Capital expenditures were approximately $265 million, and depreciation expense was $135 million, or approximately $10 million higher than last year.

Free cash flow defined as cash provided by operating activities, less capital expenditures, was approximately $74 million for the year, excluding the net effect of the sale of our California, DC, and the reinvestment of a portion of the proceeds in our Columbus headquarters. we ended the year with $53 million of cash and cash equivalents, and $279 million of long-term debt, compared to $46 million of cash and cash equivalents, and $374 million of long-term debt a year ago.

Again, we were pleased with the debt reduction we were able to accomplish during the quarter, which exceeded our beginning of quarter expectations. For the full year, we returned $98 million of cash to our shareholders in the form of quarterly dividend payments of $48 million, and share repurchases of $50 million. As announced in the separate Press Release today, February 26th, 2020, our Board of Directors approved and declared a quarterly cash dividend of 30 cents per common share. This dividend payment of approximately $12 million will be payable on April 3rd, 2020, to shareholders of record as of the close of business on March 20, 2020.

Planning to go into 2020, we estimate full-year diluted earnings per share to be in the range of $3.20 to $3.40 compared to adjusted diluted earnings per share of $3.67 in 2019. This guidance is based on comparable sales in the range of flat to a low single digit increase. This guidance takes into account our slow start to the year, and bakes in a Q1 sales impact from the supply chain disruption we expect from the coronavirus. It does not include any impact from the coronavirus in the subsequent quarters, which as Bruce said, we can't reasonably estimate at this point.

We expect the gross margin rate to be flattish compared to last year, with Fund the Journey savings and favorable mix effects offset by some continued tariff impact and ongoing promotional pressure. From an SG&A perspective, at our projected sales levels, we expect some deleverage as investments in our growth initiatives, including upfront expenses and

InComm Conferencing	Page 7 of 21	www.incommconferencing.com

additional marketing support, plus higher depreciation and occupancy expense, and the impact of wage pressures, are only partially offset by Fund the Journey savings.

However, as we did throughout 2019, we will continue to critically evaluate all expenses, and expect to continue driving costs out of the business. As Bruce referenced earlier, we have made good progress on cost reduction, and now expect total savings from our Fund the Journey initiative to be significantly more than $100 million by the end of this year. For the year, capital expenditures are expected to be approximately $160 to 170 million, this represents the further reduction from the estimate of $200 million we gave on our December earnings call. The reduction stems largely from a lower number of Store of the Future conversions, which as Bruce mentioned, we have now reduced to about 80 for the year, compared to the 205 remodels in 2019. These conversions will be focused on the stores and markets where we expect to get the strongest returns.

As with operating expenses, we will continue to take a disciplined approach to capital expenditures and only approve projects that clearly and significantly exceed our cost of capital.  Depreciation expense for fiscal 2020 is forecasted at approximately $150 million against $135 million in 2019. We expect improvement in free cash flow driven by lower capex with EBITDA roughly flat. As part of our capital allocation objectives, we are targeting improvements in underlying inventory efficiency, although for 2020, this will be offset, probably by some investments we need to make ahead of the rollout of growth initiatives. Inventory efficiency will include the rollout of a new replenishment system in 2020. We expect interest expense for the year to be down due to lower average debt levels, and the tax rate to be up a little as we enter the most recent discrete benefits from 2019.

For the first quarter, we estimate net income to be in the range of $0.30 to $0.45 per diluted share, compared to last year's adjusted net income of $0.92 per diluted share. This guidance is based on a comparable sales decrease in the low to mid-single digit range, our comp outlook for the quarter reflects a slow start Bruce mentioned earlier, and the impact from supply chain disruption we expect from the coronavirus later in the quarter. Our first quarter gross margin rate is expected to be modestly down to last year due to increased promotions and tariff effects offset by benefits from some of our Fund the Journey initiatives and favorable mix effects.

SG&A expense for the quarter will deleverage due to the factors just listed a moment ago, with the impact exacerbated by negative Q1 comps. We expect to see sequential improvement, and that we will leverage expenses in the back half of the year. Overall, as Bruce referenced, while our first quarter will be challenging, we are confident that we will see significant sequential improvement in results as we go through the year. And now I'll turn the call back over to Bruce, for his closing comments.

Bruce Thorn
Thank you, Jonathan. As we have described, we are facing some challenges as we enter 2020. However, our confidence that we are taking the right actions to create long-term value for all

InComm Conferencing	Page 8 of 21	www.incommconferencing.com

stakeholders remain undiminished, and we expect that to become more visible as we move through the year. In the meantime, we see many opportunities ahead, and we are committed to managing our business in a highly disciplined way, and being judicious stewards of shareholder capital. Finally, I also want to take a moment to thank all of our 35,000 associates for their hard work and perseverance during a year of transition in 2019. I could not ask to lead a more dedicated and talented team. I'll now turn the call back over to Andy.

Andy Regrut
Thanks, Bruce. Operator, we would now like to open the lines for questions.

Operator
Thank you. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your question is in the queue. You may press star two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Our first question comes from Paul Trussle with Deutsche Bank. Please state your question.

Paul Trussle
Good afternoon. Thanks for taking our question.

Jonathan Ramsden
Hey, Paul.

Paul Trussle
So, to start, I certainly understand some of the holiday challenges--so I actually wanted to kick off with a better understanding of the backdrop you're describing here in the first quarter. Maybe you can elaborate on why you think this quarter's off to a soft start? And what exactly are you seeing in terms of disruptions in the supply chain?

Bruce Thorn
I'll start off, Paul, and then hand things over to Jonathan. Just to kick off, fourth quarter was a hard fought quarter as we talked about. We started off with a good November, a tough December as customers started to shift to online purchases late, right before Christmas, and that impacted our ability--since our customer shops relatively late, historically speaking. That said, we caught back up in January through heavy promotions.

And going into the Q1, those heavy promotions late in the quarter had a pull forward from February into January. With that said, Q1, a couple other things that are hitting us in Q1, are first off, income tax refunds, versus last year through yesterday, we're behind by about 30+%, we have very elastic sales with those refunds. Also the supply chain impact of coronavirus is built into Q1 at this point, and we are already working on mitigation programs for the balance of Q1. Jonathan?

InComm Conferencing	Page 9 of 21	www.incommconferencing.com

Jonathan Ramsden
Yeah, Paul, I'll just add a little on the coronavirus. Yeah, that impact is one we see in April. You know, we source a sort of high-teens percentage of our merchandise directly from China, and obviously that's being impacted by the closure of factories there, and that effect now is also spilling over to Vietnam, which is another important country for us, and there's also some indirect impact from there.

So, we already know that some receipts are either delayed, potentially won't be coming, and we've baked in about a point and a half of comp impact in Q1, for our current best estimate of the sales impact of delayed receipts into our DCs, because of what's happening there. As we've said, we haven't baked in any impact beyond Q1. We know there will be some in Q2, or we think there's highly likely to be some, and potentially beyond that. But we've estimated and incorporated into our guidance for Q1 that impact, based on what we're aware of to date.

Paul Trussle
That's helpful, thank you for that color. Then, you know, my follow-up is regarding your remarks on reassessing the capital allocation strategy. Maybe just dig into that a little bit for us, especially as I'm a little bit surprised that you are slowing the rollout of the Store of the Future, just help us understand that.

Jonathan Ramsden
Yeah, Paul, I'll add a little color, to begin with on that. You know, first of all, as we've said in the past, we're focused on being highly disciplined in capital allocation, we want to make sure that every capital dollar that we invest, you know, is getting the best possible risk adjusted return. So there’s a couple things going on, you're first of all--as Bruce talked about, we saw a little softness in the fourth quarter in our existing Store of the Future fleet. At the same time, we have some very high returns from programs like The Lot, pantry optimization, queue line, which we are prioritizing, and we need to make sure we fully understand what's going on in the Store of the Future.

If we currently--in the meantime we are continuing with the rollout, but just at a slower pace, and focusing on markets where we believe we're going to get the best return, and then continuing to rollout some of these higher return projects alongside it. So, I would say it all comes back to being very disciplined in our capital allocation, and again, making sure we're getting a risk-adjusted return that very comfortable exceeds our cost of capital.

Bruce Thorn
You know, Paul, I'd like to add a little bit about the Store of the Future on the back of Jonathan's comments. And like I said a year ago, the Store of the Future is a very good platform for our growth, and that it enables us to standardize our fleet, refurbish, keep up with the competition, showcase as many of our great categories. And some of the things that we're doing to make it even better, as we think about our store evolution, is all the green shoot

InComm Conferencing	Page 10 of 21	www.incommconferencing.com

initiatives that we've come up with in Operation North Star, and that's what we'll be loading up in terms of the good capital allocation, as well as good value engineering in order to bring the cost of the Store of the Future down, so that as we roll it out going forward, it's much more productive. It's a great experience for our customers, and it's also a higher return on investment.

Paul Trussle
Thanks for the color, best of luck.

Bruce Thorn
Thank you, Paul.

Operator
Our next question comes from Joseph Feldman with Telsey Advisory Group. Please state your question.

Joseph Feldman
Yeah, hi, good afternoon, guys. Thanks for taking the question. I wanted to also follow up with the Store of the Future question. I guess, what exactly will be the Store of the Future? Like, it seems like you guys have come up with a lot of other, as you said, green shoot initiatives to add to it, and now it feels like we're back to lots of different store versions with lots of different things going on, as opposed to, here's our format, this is what we're going to roll with.

And you know, I would've thought that it would've been working, I mean, you're driving low double-digit furniture growth, you're growing in home growth, it's doing what you wanted initially. So I guess I'm--can you help me understand, like, how soon do all stores have the new single queue line? How soon do all stores have the new furniture assortment? How soon do they have all these different things?

Bruce Thorn
Thanks, Joe, this is Bruce. Like I said before, absolutely think Store of the Future is a great vehicle for growth. I think that any initial plan, especially when you're talking about store refurbishments and new setups, they constantly evolve over time. As you get smarter and you read how the customer's responding to it, and where you're getting your best investment return. So having said that, we are pleased with Store of the Future. The growth lift in the first year continues to be strong. Our customers do enjoy it, traffic seems to be up versus balance of chain, basket is still strong in terms of the growth.

The thing is that as we look at it we know what to do better by having more disruption. For example, by inserting The Lot in the front right corner, we get a one to two percent lift. And back to our customer insights, we surprise and delight her with new fresh products that are changing every six weeks or so. In addition to that, the queue line, adding the queue. So the

InComm Conferencing	Page 11 of 21	www.incommconferencing.com

Store of the Future in the future, along with the balance of change, and we'll continue to retrofit that, we'll have a queue line.

This once again is easy, convenient, up front for her to grab and go with product, another one to two percent lift. Pantry optimization is something she talked about, and that she wants from us, allowing her to shop name brands at competitive prices, but still get closeouts in the aisles, and big deals, all of those things will be in the retrofitted Store of the Future going forward, and all their additional convenient foods upfront for quick grab and go.  So we're also looking at how we tell the story better in the store with navigation tools, more brand signage. And ultimately, once again, you know, it's about using the base Store of the Future as a vehicle to continue to add on, retrofit, and grow this going forward.

Joseph Feldman
And then, a follow-up question. Back on the shrink that you guys noted, you know, you found it through the annual inventory, which makes a lot of sense you would find it then. But, can you help me understand, you said that it stemmed from the transition to the new store operating model? I guess I didn't quite understand what that meant, if you could tell me. Thanks.

Jonathan Ramsden
Yeah, Joe, I'll try to elaborate a little bit. Yeah, we changed our store operating model in terms of store management structure, there were people who left the company as a part of that. And you know, there was some upheaval as we went through that transition, and that appeared to be the root cause of kind of shrink not being quite as high up of a priority as it has been at other points in time.

The good news is that's behind us, we're back to a settled, stable structure. And as we said, you know, our store ops teams and the asset protection teams are very focused on getting our shrink back down to where it's been over the last couple of years, where we'd been on an improving trend. So, we look at this as being primarily a kind of one-off that was just associated with a lot of change occurring in our stores during 2019.

Lisa Bachmann
And Joe, I wanted to just answer your question around some of the timing that you had regarding the Store of the Future and the layouts. I think it's important to understand that we will be going back and retrofitting all of the Store of the Futures in May. They will have The Lot, the queue line. In all stores we will have Broyhill and pantry optimization, so we still think it's really important to maintain that consistency across our Stores of the Future. And all new stores and remodels going forward for 2020 will follow that same path.

Joseph Feldman
That's great, that's good to hear. Thanks, I'll cede the floor to others. Good luck with this quarter next.

InComm Conferencing	Page 12 of 21	www.incommconferencing.com

Jonathan Ramsden
Thank you.

Operator
Our next question comes from Karen Short with Barclay. Please proceed.

Karen Short
Hi, thanks. Just a couple of follow-ups on comments you've made. So, the first question is just on the store labor model. You know, I know you talked about the new simpler management structure, and you just answered the question in terms of how that maybe slightly backfired. But I guess I'm not totally clear on what you've reversed, and how that will improve going forward?

Bruce Thorn
Hi, Karen, this is Bruce. I'll give you a little bit of color on it. As we went through the year, part of our store labor restructuring was to--in certain volume stores, is to remove one of the Assistant Leaders, and transform those hours there into more customer-facing hours. So quite frankly, we ended up with more customer-facing hours in the store, but the actual disruption of that event, in a good amount of our stores, left us with less oversight over some of the shrink operations that that leadership would normally overview. And quite frankly, I think that to Jonathan's point, it was a blip that will be correcting shortly.

Karen Short
Okay, that's helpful. And then, in terms of, I guess, the coronavirus softness, I mean, hopefully this is somewhat transitory. I guess, you know, you typically don't have a short-term focus on your strategy, so a little more color on why you would slow Store of the Future partly based on that, and I understand you're looking at returns and things like that, but you did call out coronavirus as one of the reasons why you're slowing for the future versions?

Bruce Thorn
I'll start off with that, Karen, and hand it over to Jonathan. Coronavirus is not the reason why we would slow down Store of the Future, coronavirus is just baked into our first quarter in terms of headwinds from a sourcing and supply chain standpoint, but not in Q2 through four. For the future slowdown, it's quite frankly giving us time to better use our capital allocation in 2020 to once again add the Operation North Star green shoot initiatives, like we talked about, to retrofit those stores, some of the balance of chain stores, and very high-returning types of investments. And then getting to a new base that we continue to grow with store evolution post 2020. So it's just a matter of timing and using good capital allocation to create a better shopping experience, with better returns, and improved comp sales.

Jonathan Ramsden
And I just want to go back to the shrink point again. So the changes we made--you know, to a point you referenced, the changes we made in the stores are ones we believe were absolutely

InComm Conferencing	Page 13 of 21	www.incommconferencing.com

the right thing to do, and they've contributed a very significant, you know, expense reduction. So while we have seen that shrink impact, you know, it's relatively small compared to the savings that we've been able to gain from that change. And again, we think we can fix it going forward. So, we certainly don't think it undermines our decision to do that. And the only thing I would call out is that since that change, our net promoter score, which is a key measure of kind of store experience, has actually been at an all-time high. So, we don't think the changes we've made have adversely affected the consumer experience.

Karen Short
Okay. And then lastly, quick one for me is, on retailers in general, most of the retailers that have reported already have kind of said their inventory as it relates to coronavirus is (INAUDIBLE) to the US and or on its way, so that shouldn't impact sales in 1Q, and yet you called that out. And then the second question, and I'm sorry to ask this, but, I've definitely gotten this question. You did send out the Investor Day invitation at the end of January, so, I'm just, I guess, curious, how you thought through doing that?

Jonathan Ramsden
Yeah, so, just on the first piece, Karen, you know, we have specific delays in receipts coming out of China, we've been in extensive contact with our vendors there, and there's merchandise that's scheduled to get in and be out in stores by the end of the quarter. That, based on what we know today, is not going to be there. So we're working very hard to mitigate that, we hope what we've baked into our guidance turns out to be conservative. But you know, based on what we know today, we thought it was necessary to include some effect from that.

Turning to Investor Day, you know, I think first of all, the whole context around coronavirus is one that's evolved very rapidly over the past few weeks, and has certainly impacted our visibility and I think many other retailers and businesses, and other industries have spoken to that, you know, and certainly to the balance of the year.

I think the other point though is, you know, and particularly given the soft start that we've seen in Q1, you know, we do believe that we're going to have some positive news to report as we get towards the middle part of the year in terms of the incremental progress we're making from our various growth initiatives, and we just felt that would be a better backdrop for when we've got actual results to report rather than projections of results, you know, to having a more helpful Investor Day for our shareholders and the community as a whole.

Bruce Thorn
Yeah, I just want to add a couple other things, Karen, on that. Just recall that coronavirus, when it did hit, it caused the extension of Chinese New Year, people not going back to work, and still to this point, people are, in China, are still not at full strength in these factories. So, you now, unless their cycle times on ordering are very, very long, you're definitely going to get impacted in Q1. And so, that's what we've planned on, and that's what we expect.

InComm Conferencing	Page 14 of 21	www.incommconferencing.com

Karen Short
Okay, that's really helpful. Thank you.

Operator
Our next question comes from Anthony Chukumba with Loop Capital Markets. Please state your question.

Anthony Chukumba
Hi, and thanks for taking my question. Sorry, I dialed in a few minutes late, so sorry if I missed this, but how much do you think of the fourth quarter miss, you know, the underperformance in the month of December, how much do you think that had to do with the competitive environment, particularly form a promotional perspective? In other words, you know, as far as you know, were your competitors seeing the same trends that you were doing, that you were seeing and thus being more promotional? Thank you.

Bruce Thorn
Hi, Anthony, this is Bruce. You know, just this whole tale of the quarter is an interesting one, you know, after a good start in November. Really December, the sales decline for us, the valley, if you will, in the quarter, was the final 10 days going into Christmas where things got very promotional, but also, the extension of late shipping of pure plays like Amazon really gave a lot more alternatives to our customers and many customers.

And quite frankly, you know, our customer traditionally has shopped late in the season, and by extending the late shipping, obviously she had many, many alternatives to go with. So, it was really those last 10 days before Christmas that actually caused December to decline. And then as we got more promotional to clear our inventories in January, we took our margin hit, but we felt that was the right thing to do. We didn't want to keep on holding onto that inventory going into the new year.

Anthony Chukumba
Got it, that's helpful. And then, related question, you know, you mentioned the fact that--and you just mentioned it again, the fact that people could shop online, and that sort of hurt you. Does that change at all the way you think about your omni channel strategy? I've always gotten the impression you've been somewhat, you know, conservative with that omni channel strategy, and I just wonder if what happened might make you rethink that.

Bruce Thorn
No, that's a good question, Anthony. No, we're not conservative, in fact, in the last 18 months, we've gone from less than 1% penetration of total sales to nearly 2%, so nearly doubling the business, and we're profitable in the process of that. So, it's just interesting to note that in Q4 alone, because we added and accelerated our work on buy online pickup in store along with our overall ecommerce platform, you know, it added about a point of comp in Q4 alone. And so, that right there shows, you know, from the customer insights we did, and now a little over a

InComm Conferencing	Page 15 of 21	www.incommconferencing.com

year ago, we realize that our customers 25 plus percent of the time will start their journey online, and over 50% of them have an Amazon Prime card.

So, it's very important for us to compete in this area, and that's why I said in our earlier remarks, it's a grow, grow, grow opportunity for us. And I think over the next three years, we're going to like the answer there.  The good news, over the next year, 2020, we get to leverage our infrastructure, continue to grow it in a strong way, a meaningful way. Our customers truly enjoy the convenience of it. And quite frankly, as we now look at it, we want to get it more personalized, remove more friction, and keep the customer coming back. So, we're competing in ecommerce, and we're really thinking hard about how we've become a true, good, omni channel resource for her.

Anthony Chukumba
That's helpful, thank you.

Bruce Thorn
Thank you, Anthony.

Operator
Thank you. Our next question comes from Brad Thomas with Keybanc Capital Markets. Please state your question.

Brad Thomas
Hi, thanks for taking my question. Hoping Jonathan, maybe you can give us a little more color on margins and how to think about those, both in the first quarter and particularly the gross margin puts and takes through the balance of the year?

Jonathan Ramsden
So, Brad, I'd be happy to do that. Yeah, we said, I think, in our prepared remarks, that for the year as a whole, we see gross margin rate being flattish, and then in the first quarter, you know, we see it being down a bit, with some promotional pressure there. You know, as a whole, as you look at the sort of full-year picture, behind that getting back to flat, there was some fairly sort of significant moving parts in a couple different directions. Obviously there was still some sort of year-over-year tariff impact, which has abated somewhat from what we thought a couple months ago, but it's still there. And we've sought to mitigate that in multiple ways, but it's still a bit of a headwind coming into 2020, and that may evolve as we go through the year.

We're also assuming that there will be some need to be incrementally more promotional, you know, based on where we've been for the past couple of quarters, so that's baked in. Against that, you know, we've made good progress through our Fund the Journey initiative, in taking costs out of our COGS, you know, through some of the initiatives that we've been running there, both in terms of relationships with our vendors and also in terms of in-store markdowns, you know, lost shrink, and so on, where we expect to make continued good progress. So broadly, those things we see kind of offsetting in 2020. For the full-year, in the first quarter,

InComm Conferencing	Page 16 of 21	www.incommconferencing.com

we've baked in some margin rate erosion due to the assumption that we'll be more promotional as well as those other effects I just went through.

Brad Thomas
Very helpful. And of course the company, from a store standpoint, had accelerated growth last year. What are you locked in on in terms of leases you've signed and stores that you will open this year? And then I presume you'll probably be evaluating whether you want to keep opening up stores, can you just talk about that thought process a little bit?

Jonathan Ramsden
Yeah, I mean, first of all, in the near-term, there's obviously, typically a fairly long lead time for sort of store openings. So, you know, we would expect to be broadly on a similar pace currently to last year for openings, and then closings probably similar too, but that's something we obviously have more time to manage through. And one of the things we are heavily focused on is looking at our low performing stores, and how we can get them to be more productive and more profitable, frankly so that we don't have to close them, so we can keep them, you know, the top line from those stores.

You know, beyond that, we're looking at our longer term real estate strategy, it’s something we've been spending a lot of time on, again, recently, and what we think the opportunity could be there. And I think we've spoken in prior earnings calls, we think there is a potentially significant opportunity. You know, we're not quite ready to quantify that, but when we do reschedule our Investor Day, I would expect us to be at a point where we're ready to talk more fully about that.

Brad Thomas
Great. Thank you, Jonathan.

Jonathan Ramsden
Thanks, Brad.

Operator
Thank you. And just a reminder, to ask a question at this time, press star one on your telephone keypad. You also may press star two if you would like to remove your questions from the queue. Once again, to ask a question, press star one on your telephone keypad.

Our next question comes from Peter Keith with Piper Sandler. Please state your question.

Peter Keith
Hi, good afternoon, everyone. So, I understand what's going on with Q1, and I understand that you have some initiatives rolling out to improve results. I guess, if we look at quarters two through four implied in the full-year comp getting back up to flat to low single, it improves sort of a low single-digit comp for the rest of the year after Q2. So, just looking at the initiatives, I

InComm Conferencing	Page 17 of 21	www.incommconferencing.com

guess, mathematically, with the pantry and The Lot, I could see a comp lift. But what I want to get detail on is, how many stores have these been tested in? Do you feel confident that that comp benefit is going to be consistent as you roll it out across a much broader base of stores?

Bruce Thorn
Hi, Peter, this is Bruce, I'll start off with the answer. So we've tested these concepts in up to 50 stores across our network, and maybe pantry optimization in more than that at this point, and we've done it for a good amount of time going through different occasions when it comes to The Lot, so we can understand the actual rolling and feel for that, and our ability to keep up with it in sourcing. So, we have not put them all together in one store, but we've built in that factor into our Q2 through Q4 guidance.

Peter Keith
Okay. And I wanted to dig into a little more on food and consumables, because it feels like we've been talking about the food area for the last year, around the pivot to more entertainment-oriented food, snacks, and drinks, and things like that. But the food comp just hasn't really gotten any better, any thought to what the headwind is there? And particularly because I guess I wouldn't think of it as a holiday impacted category, or a weather impacted category.

Lisa Bachmann
Okay, Peter, I'll start on that one, and I think Bruce will also jump in. You know, first of all, the food and consumable categories are very important for us. And you know, we look to food--to your point, we have grown our assortment in more of the beverage, candy, salty snack, DSD portion, which has been performing for us, but we've also been moving space away from pantry and some of the basics. We still want to offer her that consistency of assortment when she comes to the store, but it's just a matter of really rationalizing that to the right level of investment.

So I think with the pantry optimization, I think that's really where both the food and consumable national brands come together, so that we can offer her consistency while at the same time still surprising and delighting her with our closeouts, which continues to be about 25% of our business. And you know, we believe that that will continue to be a very important part of that assortment.

So you will see as we roll out pantry optimization this summer, you will see the assortment growing from a national presence within the consumable area, you'll see some space being allocated over. And we also talked about the elimination of the freezer and cooler that we have, moving that space to other more productive categories within food and consumables. And we will also have one end cap still available for the cooler product, again, to maintain our eligibility for SNAP and EBT.

Bruce Thorn

InComm Conferencing	Page 18 of 21	www.incommconferencing.com

Hey, Peter, this is Bruce. I'm going to add on a little bit of what Lisa just talked about and explained very well. I'm actually excited about where our food and consumable business is going to go. I mean, quite frankly, you've heard me talk about this. We're not necessarily going to win on a can of peas and get somebody to come visit us first versus their grocery store. But what we are good at is bringing excitement with exotic foods, fresh foods, new finds, as well as having a proposition where you can shop name brands, which we're adding into the consumables and food sections at competitive pricing, but also be surprised by a good closeout. That has been somewhat muted in our back store at this point, especially in the Store of the Future.

What we're looking at as we go into 2020 is just elevating that. You heard me talk a little bit earlier about signage in the store, showing where the good deals are, the big buys, the engineered big buy to the closeout buys, and putting that right in the same aisles with good, clear messaging compared to the everyday items and name brand items at competitive prices. So, when you really think about it, it's really our ability to get on the everyday Jennifer shopping trip, she does 50+ of those a year, we want to disrupt that and make sure she understands that our offering that has competitive name brands priced, as well as, you know, closeouts that could be 10 to 40% lower is a better proposition than maybe others that are dealing with manufacturing coupons and so forth. It's just telling that story up front in the store a lot more.

And then, quite frankly, when thinking about the Store of the Future layout and some of the improvements that we want to do, we realized that there could be more food and consumable disruption upfront, that's why we have the queue. And the space that the queue opens up for us can be better utilized with some quick, grab and go convenience foods, while not disturbing the low profile view of furniture all the way back to the pantry section of our store. So we're excited about where this will lead, and this is what you learn when you start using Store of the Future as a vehicle for growth and building on top of that.

Peter Keith
Okay, thank you very much for that feedback, and good luck.

Bruce Thorn
Thank you.

Jonathan Ramsden
Thank you.

Operator
Thank you. Our next question comes from Jason Haas with Bank of America. Please state your question.

Jason Haas

InComm Conferencing	Page 19 of 21	www.incommconferencing.com

Great, thanks for taking my question. So, I know there's been a few questions on the store labor, that there's some reductions to in the store. I understand that overall it was a benefit to margin, even excluding the shrink headwinds, but did that impact the comps at all? I mean, is that one of the reasons why the comps were a little weaker? And are you planning to maybe add back in some labor hours into the stores? Thanks.

Bruce Thorn
Yeah, thank you, Jason. Good question. You know, once again, the number of hours in a store, actually, in terms of customer-facing, improved as a result of this. We actually took some overhead costs of the Assistant Team Leaders where we had maybe too many per the volume that the store did, that was actually the true cause of it. So it was a better match, a better utilization of the labor hours in the store. It was also a better matching of labor to demand in terms of the store operations.

So, you know, quite frankly, we did not see a disruption to sales with that respect, it was just the momentary oversight of shrink measures that you would do in a normal store (INAUDIBLE) etcetera that spiked, and I'm very confident that our team is getting their hands around that. So I feel good about where we are, and I think the net promoter score being at an all-time high shows that this was the right decision, while also bringing tremendous expense savings to the bottom line.

Jason Haas
Great, thanks. And then, I wanted to ask, if you could speak a little bit more towards the Broyhill rollout? I know you said that the initial customer response has been strong, I know that there's been some higher price points introduced. I'm curious to know if you've seen customers receptive to those higher price point items. Thanks.

Lisa Bachmann
Yes, Jason, we've been very pleased with the Broyhill rollout, and we are ahead of plan on a life to-date basis. And to your point, you know, we introduced some higher price points that had tremendous value proposition for our customers, and we've seen great response, and very--I would say, little to no negative impact.

In fact, you know, we have several sectionals in our stores that are at that $1,000 price point, and we--again, have been performing very well for us. Now, those are the early indications, we're also really excited about our patio furniture that we've introduced, very similar situation. Slightly higher price points from where we were last year, but just incredible value proposition within the resin wicker, and early indications have been strong. In April, we will be rolling out our soft home component of Broyhill, and we feel very confident with what we'll see.

Jason Haas
Great, thanks. And if I could add one more, I might've missed this, but could you say what the interest expense and the tax rate is implied in your guidance for 2020? Thanks.

InComm Conferencing	Page 20 of 21	www.incommconferencing.com

Jonathan Ramsden
You know, Jason, we weren't specific, but we did say interest expense will be down due to lower net debt levels, and then the tax rate will be up a bit, you know, as we had some one-time, or at least what we would expect to be nonrecurring benefits in our 2019 rate. So the tax rate will be up a little bit.

Jason Haas
Alright, thank you.

Jonathan Ramsden
You're welcome.

Andy Regrut
Okay. Thank you, everyone. Operator, would you please close the call with replay instructions?

Operator
Thank you, sir. Ladies and gentlemen, a replay of this call will be available to you by 7:30 PM Eastern time this evening, February 27th. The replay will end at 11:59 PM Eastern time on Thursday, March 12th, 2020. You can access the replay by dialing toll-free, 1-877-660-6853. And as for a replay confirmation number, 13698571, followed by the pound sign. Toll, dial 1-201-612-7415, and enter replay confirmation number 13698571, followed by the pound sign. Ladies and gentlemen, this does conclude today's presentation. Thank you for your participation. You may now disconnect.

InComm Conferencing	Page 21 of 21	www.incommconferencing.com